EXHIBIT 99.1

           /C O R R E C T I O N -- BANK OF SOUTH CAROLINA CORPORATION/

    In the news release, Bank of South Carolina Corporation (Nasdaq: BKSC) Announces 1st Quarter Earnings, issued earlier today by Bank of South Carolina Corporation over PR Newswire, we are advised by the company that the second paragraph, last sentence, should read "With the recent dividend increase from $.11 per share to $.12 per share, and improved performance the board of directors, prior to the shareholders meeting, declared a 10% stock distribution to shareholders of record April 29, 2005, payable May 16, 2005," rather than "shareholders of record March 29" as originally issued inadvertently.

SOURCE  Bank of South Carolina Corporation
    -0-                             04/13/2005 C CLW034
    /PRNewswire-FirstCall -- April 13/